Exhibit 3.1

                                  CRESTAR BANK


                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION


1.  The name of the Corporation is Crestar Bank.

2. On the effective date of these Articles of Amendment, the Articles of Incorporation are restated in the form attached as Exhibit A.

3. The restatement was adopted by the Board of Directors of the Corporation on October 22, 1993.

4. These Articles of Amendment shall be effective upon the issuance of a Certificate of Restatement by the State Corporation Commission of Virginia.

Dated:  October 27, 1993


                                             CRESTAR BANK



                                             By: /s/ John C. Clark, III
                                                -----------------------------
                                                     John C. Clark, III
                                                     Senior Vice President
                                                     General Counsel & Secretary

                                                                     Exhibit A


                                    RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                                  CRESTAR BANK


1.  The name of the corporation is Crestar Bank.

2. The purpose of the corporation is to conduct the business of a bank and trust company. The corporation also shall have power to engage in the business of an insurance agent incidental to such purpose and as otherwise provided under Title 38.2 of the Virginia Code.

3. The corporation shall have authority to issue 1,500,000 shares of Common Stock, par value $150 per share.

4. No holder of any share of Common Stock shall have the preemptive right to subscribe to any additional shares of Common Stock or any securities convertible into such shares or any warrants, options or rights to purchase such shares.